 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 19, 1998

                                                REGISTRATION NO. 333-57501

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                                 ALPHARMA INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
               DELAWARE                              22-2095212
                                                  (I.R.S. EMPLOYER
    (STATE OR OTHER JURISDICTION OF              IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)

                              ONE EXECUTIVE DRIVE
                          FORT LEE, NEW JERSEY 07024
                           TELEPHONE: (201) 947-7774
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                        REGISTRANT'S PRINCIPAL OFFICES)

                               JEFFREY E. SMITH
                                 ALPHARMA INC.
                              ONE EXECUTIVE DRIVE
                          FORT LEE, NEW JERSEY 07024
                           TELEPHONE: (201) 947-7774
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPY TO:
                              GLEN E. HESS, P.C.
                               KIRKLAND & ELLIS
                                CITICORP CENTER
                             153 EAST 53RD STREET
                           NEW YORK, NEW YORK 10022
                                (212) 446-4800

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

                               ----------------
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                 PROPOSED
                                                  MAXIMUM
           TITLE OF EACH CLASS OF                AGGREGATE        AMOUNT OF
        SECURITIES TO BE REGISTERED          OFFERING PRICE(1) REGISTRATION FEE
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
5 3/4% Convertible Subordinated Notes due
 2005......................................    $111,095,000       $32,774(2)
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Class A Common Stock, par value $.20 per
 share.....................................         (3)              (3)

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(1) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2) Of such amount, $26,055 has already been paid.

(3) Such indeterminate number of shares of Common Stock as shall be issuable upon the conversion of the Convertible Notes being registered hereunder. No separate consideration will be received by the Company upon conversion of the Convertible Notes and, accordingly, no additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE + +WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES +
+LAWS OF ANY SUCH JURISDICTION.                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                               $111,095,000

                                 ALPHARMA INC.

                 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2005

  This Prospectus relates to the offering by the Selling Securityholders (the "Selling Securityholders") of up to $111,095,000 aggregate principal amount of 5 3/4% Convertible Subordinated Notes due 2005 (the "Notes") of Alpharma Inc. (the "Company") and the 3,885,265 shares of Class A Common Stock, par value $.20 per share (the "Class A Common Stock"), of the Company that are issuable upon the conversion of the Notes. See "Selling Securityholders." The Notes offered hereby are a portion of the $125,000,000 principal amount of Notes originally issued by the Company on March 30, 1998 in transactions exempt from registration under the Securities Act. The Notes are convertible at any time at or before maturity, unless previously redeemed or repurchased, at a conversion rate of $28.59375 per share, subject to adjustment in certain events. See "Description of Notes--Conversion Rights." The Notes and the underlying Common Stock issuable upon the conversion of the Notes are sometimes collectively referred to herein as the "Securities."

  Interest on the Notes is payable semi-annually on April 1 and October 1 of each year, with the first payment to be made on October 1, 1998. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 6, 2001, at the redemption prices set forth herein, together with accrued and unpaid interest and liquidated damages, if any. Upon a Change in Control (as defined), each holder of the Notes and of the Industrier Note (as defined) shall have the right, at the holder's option, to require the Company to repurchase all or any part of such holder's Notes or the Industrier Note, as applicable, at a purchase price equal to 100% of the principal amount thereof, plus accrued interest. See "Description of Notes--Repurchase at Option of Holders Upon Change in Control."

  The Notes are unsecured, general obligations of the Company and are subordinate in right of payment to all existing and future Senior Indebtedness (as defined) of the Company and are effectively subordinated to all indebtedness and liabilities of subsidiaries of the Company, including trade creditors. The Indenture (as defined) does not restrict the incurrence of Senior Indebtedness or any other indebtedness or liabilities by the Company or its subsidiaries. See "Description of Notes--Subordination of Notes."

  At the time the Notes were originally issued by the Company, A.L. Industrier A.S. ("Industrier"), the controlling stockholder of the Company, purchased at par for cash $67.85 million principal amount of a convertible subordinated note (the "Industrier Note"). The Industrier Note has substantially the same terms (including interest rate, conversion and maturity date) as, and ranks pari passu with, the Notes, except that the Industrier Note, so long as it is held by Industrier or any other affiliate of the Registrant, is not convertible at the holder's discretion but instead automatically converts on or after April 6, 2001 into Class B Common Stock, par value $0.20 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"), if at least 75% of the Notes are converted into Class A Common Stock by the holders thereof. The Industrier Note is exchangeable, in whole or in part, into Notes at any time after October 31, 1999 at the option of Industrier. Industrier has agreed not to sell the Industrier Note or any Common Stock until after October 31, 1999.

  The Company has been advised by the Selling Securityholders that the Securities may be sold from time to time pursuant to this Prospectus by the Selling Securityholders in one or more transactions (which may involve one or more block transactions) on the exchange on which the Securities are traded, if any, in the over-the-counter market, in separately negotiated transactions or in a combination of such transactions; that each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; that some or all of the Securities may be sold through brokers acting on behalf of the Selling Securityholders or to dealers or underwriters for resale by such dealers or underwriters; and that in connection with such sales such brokers, dealers and underwriters may receive compensation in the form of discounts or commissions from the Selling Securityholders and may receive commissions from the purchasers of Securities for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved). See "Plan of Distribution."

  The Company will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders. See "Use of Proceeds." The Company has agreed to pay the cost of the registration of the Securities and the preparation of this Prospectus and the Registration Statement under which it is filed. The expenses so payable by the Company are estimated to be approximately $82,000. The Securities offered hereby are not subject to any underwriting agreement.

  On August 11, 1998, the closing price of the Class A Common Stock on the New York Stock Exchange (the "NYSE") (where it trades under the symbol "ALO") was $23.1875 per share.

  SEE "RISK FACTORS," BEGINNING ON PAGE 6 OF THIS PROSPECTUS, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

                 The date of this Prospectus is     , 1998

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements under the captions "Prospectus Summary," "Risk Factors," "Business" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the following: leverage; acquisition strategy; competition; government regulation; foreign operations, including currency fluctuations; fluctuations in operating results; dependence on single sources of raw material supply and manufacture; third party reimbursement pricing pressures; potential liability for current products; and other factors referenced in this Prospectus or in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference. See "Risk Factors."

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement," which term shall include any amendments thereto) on Form S-3 under the Securities Act of 1933 (the "Securities Act"), with respect to the shares of Class A Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission referred to below.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Class A Common Stock is listed on the NYSE, and copies of reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE located at 20 Broad Street, New York, New York 10005. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed with the Commission and are incorporated by reference into this Prospectus: the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; the Company's Current Report on Form 8-K dated March 30, 1998; the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1998; and the Company's Current Report on Form 8-K dated May 7, 1998 as amended on July 21, 1998. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Notes offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

  Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus of which it is a part to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in the Prospectus by reference, other than exhibits to such documents unless the exhibits themselves are specifically incorporated by reference. Requests for such copies should be directed to Alpharma Inc., One Executive Drive, Fort Lee, New Jersey 07024, Attention Vice President, Investor Relations (telephone number: (201) 947-
7774).

                                  THE COMPANY

  Alpharma is a multinational pharmaceutical company that develops, manufactures and markets specialty human pharmaceutical and animal health products. The Company manufactures and markets approximately 600 pharmaceutical products for human use and 40 animal health products. The Company conducts business in more than 50 countries and has approximately 3,000 employees at 38 sites in 21 countries. For the year ended December 31, 1997, the Company generated revenue and operating income of approximately $500 million and $47 million, respectively.

  The Company's human pharmaceutical business is the largest manufacturer and marketer of generic liquid and topical pharmaceuticals in the U.S. The Company has a leading position in branded generic pharmaceuticals in the Nordic countries. It also has an expanding presence internationally, particularly in Europe, where the Company recently obtained a substantial generic pharmaceutical market presence in the U.K. through the acquisition (the "Cox Acquisition") of Arthur H. Cox and Co. Ltd. and related marketing subsidiaries (collectively, "Cox"). In addition, the Company is the world's leading producer of bacitracin, zinc bacitracin and polymixin, which are important pharmaceutical grade antibiotics. The human pharmaceutical segment generated approximately $327 million of revenue (approximately two-thirds of the Company's total revenues) for the year ended December 31, 1997.

  The Company's animal health business is a leading provider of animal feed additives for the poultry and swine industries, as well as vaccines for the aquaculture industry. The animal health segment generated approximately $173 million of revenue (approximately one-third of the Company's total revenues) for the year ended December 31, 1997.

  Alpharma has spent over $30 million annually over the last three years on research and development for new products, technologies and proprietary processes. In human pharmaceuticals, these activities have focused on known chemical entities and proprietary technologies. The Company has pending with the Food and Drug Administration ("FDA") six generic pharmaceutical applications for products with 1996 U.S. industry sales of approximately $350 million. In addition, in 1998, the Company intends to file up to 10 new U.S. generic drug applications for products with 1996 U.S. industry sales of approximately $514 million. Internationally, Alpharma has over 295 product applications (representing eight different chemical entities) pending in various foreign countries. The Company plans to file approximately 129 additional product applications (representing 13 chemical entities) in various countries in 1998.

  In animal health (and in fine chemicals), the Company utilizes its expertise in fermentation, specialized recovery and purification technologies in the development of new products and technologies. In the U.S., the Company has 20 animal health product applications pending, 14 of which are for approval to use an existing Company product in combination with another existing Company or third-party product. Internationally, Alpharma has 34 foreign product applications pending, substantially all of which seek approval to sell an existing Company product in a new foreign market. In its aquaculture business, the Company has four additional fish vaccine product applications pending in various countries.

  The Company was originally organized as A.L. Laboratories, Inc., a wholly owned subsidiary of Apothekernes Laboratorium A.S., a Norwegian healthcare company (the predecessor company to Industrier). In 1994, the Company acquired the complementary human pharmaceutical and animal health business of its parent company and subsequently changed its name to Alpharma Inc. to operate worldwide as one corporate entity.

  The Company's strategy is to increase revenue and profitability by (i) building upon its market leadership positions; (ii) leveraging its manufacturing strengths; (iii) accelerating research and development;
(iv) expanding markets globally; and (v) pursuing complementary acquisitions that can provide new products and market opportunities as well as leverage existing assets.

  On May 7, 1998, the Company acquired all of the capital stock of Cox from Hoechst AG for approximately $192 million in cash, the assumption of bank debt which was repaid subsequent to the closing, and a further purchase price adjustment equal to any increase (or decrease) in the net assets of Cox from January 1, 1998 to the date of acquisition. Cox's main operations (which primarily consists of a manufacturing plant, warehousing facilities and a sales organization) are located in the United Kingdom with distribution and sales operations located in Scandinavia, the Netherlands and Belgium. Cox is a generic pharmaceutical manufacturer and marketer of tablets, capsules, suppositories, liquids, ointments and creams. Cox distributes its products to pharmacy retailers and pharmaceutical wholesalers primarily in the United Kingdom. The Company intends to continue the operation of the core UK business of Cox and to achieve benefits from leveraging the Cox business with the existing European pharmaceutical business of Alpharma. The Company also intends to expand the scope of Cox's operations geographically and to add to Cox's UK product base certain other pharmaceutical products of the Company.

                                 RISK FACTORS

  In addition to the other information included or incorporated in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating the Company and its business before making an investment in the Notes offered hereby.

RISKS ASSOCIATED WITH LEVERAGE

  As of June 30, 1998, the Company had total outstanding long-term indebtedness of approximately $437 million, or approximately 65% of the Company's total capitalization. In addition, the Company may incur additional indebtedness through borrowings (up to $73 million as of June 30, 1998) under its various credit agreements, subject to the satisfaction of certain financial tests and maintenance of certain financial ratios. The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be limited or impaired; (ii) the Company's operating flexibility with respect to certain matters is limited by covenants contained in the Bank Credit Agreement, which limit the ability of the Company's operating subsidiaries to incur additional indebtedness and contingent liabilities, grant liens, pay dividends, make investments, prepay other indebtedness or engage in certain asset sales, acquisitions, joint ventures, mergers and consolidations; and (iii) the Company's degree of leverage may make it more vulnerable to economic downturns, may limit its ability to pursue other business opportunities and may reduce its flexibility in responding to changing business and economic conditions. In addition, the Company believes that it has greater leverage on its balance sheet than many of its competitors which may restrict the Company's ability to seek additional debt or equity financing. A material portion of the Company's bank indebtedness matures in 2000. While the Company expects to refinance such indebtedness prior to such time, there can be no assurance that it will be able to do so on commercial terms satisfactory to the Company.

  In connection with potential acquisitions, the Company may incur additional indebtedness, in which event the Company's leverage would be increased.

RISKS ASSOCIATED WITH ACQUISITIONS

  The Company has intensified its search for acquisitions which will provide new product and market opportunities, leverage existing assets and add critical mass. The Company is actively evaluating various acquisition possibilities, including joint ventures and licensing arrangements. On May 7, 1998, the Company completed the Cox Acquisition. The Company cannot predict whether any additional acquisition which meets its criteria will be available on terms acceptable to the Company, that financing for any such acquisitions will be available on satisfactory terms, that the Company will be able to accomplish its strategic objectives as a result of any such acquisition, that any business or assets acquired by the Company will be integrated successfully into the Company's operations or that such integration will not involve significant costs. Given other transactions in the pharmaceutical industry, and the values of potential acquisition targets, the Cox Acquisition was, and any future acquisitions could, initially be dilutive to the Company's earnings and may add significant intangible assets and related goodwill amortization charges. Depending upon the timing and success of the Company's acquisition strategy and other corporate developments, the Company may seek additional debt or equity financing, resulting in additional leverage and dilution of ownership, respectively. There can be no assurance that the Company's acquisition strategy, or any other component of its growth strategy, will be successful.

COMPETITION

  All of the Company's businesses operate in highly competitive markets and many of the Company's competitors are substantially larger and have greater financial, technical and marketing resources than the

Company. As a result, the Company may be at a disadvantage in its ability to develop new products to meet competitive demands. In addition, once a product is approved, the Company may not be able to market its product (or establish a favorable market price) as effectively as larger competitors.

  The U.S. generic pharmaceutical industry has historically been characterized by intense competition. As patents for brand-name products and other bases for market exclusivity expire, prices typically decline as generic competitors enter the marketplace. Normally, there is a further unit price decline as the number of generic competitors increase causing an intensifying of competitive pricing. The timing of these price decreases as to any particular product is unpredictable and can result in a significantly curtailed profitable generic product life-cycle. In addition brand-name manufacturers frequently take actions to prevent or discourage the use of generic equivalents through marketing and regulatory activities and litigation. During 1997, some branded pharmaceutical companies appeared to increase their efforts to utilize state and federal legislative and regulatory forums to delay generic competition and limit the branded product market erosion that occurs once patent protection is lost for a branded product.

  Generic pharmaceutical market conditions in the U.S. were further exacerbated in the second half of 1996 by a fundamental shift in industry distribution, purchasing and stocking patterns resulting from increased importance of sales to major wholesalers and a concurrent reduction in sales to private label generic distributors. The Company believes that this trend continues to date. Programs initiated by major wholesalers have accelerated price declines and have had a negative effect on sales. Wholesaler programs generally require lower prices on products sold, lower inventory levels kept at the wholesaler and fewer manufacturers selected to provide products to the wholesaler's own marketing programs.

  The factors which have adversely affected the U.S. generic pharmaceutical industry may also affect some or all of the markets in which the International Pharmaceutical Division operates. In addition, in Europe the Company is encountering price pressure from parallel imports (i.e., imports of identical products from lower priced markets under European Union ("EU") laws of free movement of goods) and general governmental initiatives to reduce drug prices. Parallel imports could lead to lower volume growth and both parallel imports and governmental cost containment could create downward pressure on prices in certain product and geographical market areas including the Nordic countries where the Company has significant sales.

  The Company has been and will continue to be affected by the competitive and changing nature of this industry. Accordingly, because of competition, the significance of relatively few major customers (e.g., large wholesalers and chain stores), a rapidly changing market and uncertainty of timing of new product approvals, the sales volume, prices and profits of the Company's U.S. and International Pharmaceutical Divisions and its generic competitors are subject to unforeseen fluctuation.

GOVERNMENT REGULATION

  The research, development, manufacturing and marketing of the Company's products are subject to extensive government regulation by either the FDA or the U.S. Department of Agriculture ("USDA"), as well as by the Drug Enforcement Administration ("DEA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission ("CPSC"), and by comparable authorities in the EU, Norway, Indonesia and other countries. Although Norway is not a member of the EU, it is a member of the European Economic Association and, as such, has accepted all EU regulations with respect to pharmaceuticals. Government regulation includes detailed inspection of and controls over testing, manufacturing, safety, efficacy labeling, storage, recordkeeping, approval, advertising, promotion, sale and distribution of pharmaceutical products. Noncompliance with applicable requirements can result in civil or criminal fines, recall or seizure of products, total or partial suspension of production and/or distribution, debarment of individuals or the Company from obtaining new generic drug approvals, refusal of the government to approve new products and criminal prosecution. Such government regulation substantially increases the cost of producing human pharmaceutical and animal health products.

  In the U.S., the FDA has imposed stringent regulatory requirements relating to the operation of manufacturing plants. The Company's U.S. manufacturing facilities, as well as two of the Company's European plants that manufacture products for export to the U.S. and certain of its contract manufacturers, are affected in that they are required to comply with the U.S. manufacturing regulations. Failure to demonstrate compliance during periodic inspections could lead to a cessation or curtailment of plant operations. Similar regulatory requirements exist in the foreign countries where the Company or its contract manufacturers have facilities and in certain countries where the Company sells its products, and non-compliance could lead to adverse events similar to those described above.

  The Company and its subsidiaries have filed applications to market pharmaceutical and animal health products with regulatory agencies both in the U.S. and internationally. The timing of receipt of approvals of these applications, and the timing of such receipt, can significantly affect future revenues and income. This is particularly important with respect to human pharmaceuticals where it is the Company's strategy to obtain regulatory approval to market a generic formulation as soon as third party's patent protection ends and prior to the price erosion normally caused by the entry of other generic competitors. There can be no assurance that new product approvals will be obtained in a timely manner, if ever. Failure to obtain such approvals, or to obtain such approvals when expected, could have a material adverse effect on the Company's business, results of operations, and financial condition.

  The Company's animal health products, such as feed additives, could be affected by legislation or regulatory rulings reportedly under consideration in one or more countries restricting the sale of products containing antibiotics. Based upon public reports, the Company understands that the governments of certain European countries have banned the sale of certain of such products. The Company cannot predict whether such initiatives will ultimately affect its products. Any such restrictive legislation or regulation in Norway or the U.S. would have a significant effect on the Company's business.

  Regulatory compliance impacts operating expenses directly by requiring the addition of personnel, programs and capital and indirectly by adding activities without directly increasing efficiency. The costs both direct and indirect of regulatory compliance (which have increased in recent years) may continue to increase in the future.

FOREIGN OPERATIONS; RISK OF CURRENCY FLUCTUATION

  The Company's foreign operations are subject to various risks which are not present in domestic operations, including, in certain countries, currency exchange fluctuations and restrictions, restrictions on imports, government price controls, restrictions on the level of remittance of dividends, interest, royalties and other payments, the need for governmental approval of new operations, the continuation of existing operations and other corporate actions, political instability, the possibility of expropriation and uncertainty as to the enforceability of commercial rights, trademarks and other proprietary rights.

  The Company's Far East operations, particularly Indonesia where the Company has a manufacturing facility, are being affected by the wide currency fluctuations and decreased economic activity in many countries in such geographical areas and by the social and political unrest in Indonesia. While the Company's present exposure to economic factors in the Far East is not material, the region is a key area for the Company's anticipated future growth.

  While from time to time the Company may engage in hedging activities, the Company cannot predict future currency fluctuations or future governmental regulatory actions or their impact on the Company.

FLUCTUATING OPERATING RESULTS

  The Company has experienced in the past, and will experience in the future, variations in revenues and net income as a result of many factors, including past and potential acquisitions, the level of selling, general and administrative expenses, the general condition of the pharmaceutical industry, and industry announcements and releases of new products. The Company's planned operating expenditures are based on sales forecasts. If revenues are below expectations in any given quarter, operating results could be materially adversely affected. Additionally, the Company's operating results could be adversely affected by delays in the introduction of new products.

DEPENDENCE ON SINGLE SOURCES OF RAW MATERIAL SUPPLY AND CONTRACT MANUFACTURERS

  Raw materials used in certain products are currently sourced from single qualified suppliers, both foreign and domestic, and certain products sold by the Company are purchased from single contract manufacturers. Although the Company has not experienced difficulty to date in acquiring active raw materials, other materials for production development, or products purchased from contract manufacturers, there can be no assurance that supply interruptions will not occur in the future or that the Company will not have to obtain substitute materials or products, which would require additional product validations and regulatory submissions. Further, there can be no assurance that contract manufacturers that supply the Company will continue to do so. Any such interruption of supply could have a material adverse effect on the Company's ability to manufacture products, to sell products manufactured under contract or to obtain or maintain regulatory approval of such products.

THIRD PARTY REIMBURSEMENT PRICING PRESSURES

  The Company's commercial success in producing, marketing and selling generic products will depend, in part, on the availability of adequate reimbursement from third-party health care payers, such as government and private health insurers and managed care organizations. Third-party payers are increasingly challenging the pricing of medical products and services. There can be no assurance that reimbursement will be available to enable the Company to maintain its present product price levels. In addition, the market for the Company's products may be limited by actions of third-party payers. For example, many managed health care organizations are now controlling the pharmaceutical products for which reimbursement will be provided. The resulting competition among pharmaceutical companies to place their products on these approved lists has created a trend of downward pricing pressure in the industry. There can be no assurance that the Company's products will be included on the approved lists of managed care organizations or that downward pricing pressures in the industry generally will not negatively impact the Company's business, results of operations and financial condition.

POTENTIAL LIABILITY FOR CURRENT PRODUCTS

  Continuing studies of the proper utilization, safety, and efficacy of pharmaceuticals and other health care products are being conducted by the industry, government agencies and others. Such studies, which increasingly employ sophisticated methods and techniques, can call into question the utilization, safety and efficacy of previously marketed products and in some cases have resulted, and may in the future result, in the discontinuance of their marketing and, in certain countries, give rise to claims for damages from persons who believe they have been injured as a result of their use. The Company's business, results of operations and financial condition could be materially adversely affected by the assertion of such a product liability claim.

SUBORDINATION

  The Notes are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, and are structurally subordinated to all liabilities including trade payables of the Company's subsidiaries. The Indenture does not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its subsidiaries. By reason of such subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company, the assets of the Company will be available to pay the amounts due on the Notes only after all Senior Indebtedness has been paid in full, and, therefore, there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. See "Description of Notes--Subordination of Notes."

  The Company's ability to meet its cash obligations in the future will be dependent upon the ability of its subsidiaries to make cash distributions to the Company. The ability of its subsidiaries to make distributions to the Company is and will continue to be restricted by, among other limitations, applicable provisions of governing law and contractual provisions. The Indenture does not limit the ability of the Company's subsidiaries to incur such restrictions in the future. The right of the Company to participate in the assets of any subsidiary (and thus the ability of holders of the Notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that subsidiary except to the extent that the Company is recognized as a creditor of such subsidiary, in which case the Company's claim would still be subject to any security interest of other creditors of such subsidiary. The Notes, therefore, are structurally subordinated to creditors, including trade creditors, of subsidiaries of the Company with respect to the assets of the subsidiaries against which such creditors have a claim.

RELATIONSHIP OF THE COMPANY AND INDUSTRIER; CONTROLLING STOCKHOLDER; CONFLICTS OF INTEREST

  Industrier, as the beneficial owner of 100% of the outstanding shares of the Class B Common Stock, is presently entitled to elect 66 2/3% of the members of the Company's Board of Directors and to cast in excess of a majority of the votes generally entitled to be cast on matters presented to the Company's stockholders. The Class B Common Stock represents approximately 37% of the total Common Stock outstanding on June 30, 1998, and is entitled to four votes per share (as compared to one vote per share of Class A Common Stock). Accordingly, Industrier controls the Company and its policies. In addition, Industrier's ownership of the Class B Common Stock has the effect of preventing hostile takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices. See "Description of Capital Stock." Approximately 50% of the Class B Common Stock and the Industrier Note is pledged by Industrier to its lenders.

  E.W. Sissener, Chairman and Chief Executive Officer of the Company, is also Chairman of Industrier and controls Industrier. Gert Munthe, President and Chief Operating Officer of the Company, effective May 1, 1998, is a director of Industrier. The Company and Industrier engage in various transactions from time to time, including the provision of administrative services and the sale of certain products, and conflicts of interest are present with respect to the terms of such transactions. The Company believes that contractual arrangements with Industrier are no less favorable to the Company than other third party contracts that are negotiated on an arm's length basis. All contractual arrangements between the Company and Industrier are subject to approval by, or ratification of, a committee of the Board of Directors of the Company consisting of one or more directors, who are unaffiliated with Industrier, as to the fairness of the terms and conditions of such arrangements to the Company.

POSSIBLE STOCK PRICE VOLATILITY

  The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of the Class A Common Stock, like the stock prices of many publicly traded pharmaceutical companies, has been and may continue to be highly volatile. The sale by the Company's major shareholders or members of the Company's management of shares of Common Stock, announcements of technological innovations or new commercial products by the Company or its competitors, publicity regarding actual or potential medical results relating to marketed products, regulatory developments in either the U.S. or foreign countries, public concern as to the safety of pharmaceutical products, factors present in foreign operations, the loss of suppliers or contract manufacturers, third party reimbursement pressures, potential liability for current products and economic and other external factors, as well as period-to-period fluctuations in financial results, among other factors, may have a significant impact on the market price of the Class A Common Stock. Warrants to purchase 3,819,600 shares of Class A Common Stock (the "Warrants") expire on January 3, 1999 and transactions involving the Warrants may increase the volatility of the price of the Class A Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial numbers of shares of Class A Common Stock in the public market could adversely affect the market price of the Company's Class A Common Stock. The Company has outstanding Warrants to purchase

3,819,600 shares of Class A Common Stock. The Warrants expire on January 3, 1999 and are listed on the NYSE. The exercise price of the Warrants is $20.69 per share of Class A Common Stock, subject to certain anti-dilution adjustments thereunder. In addition, the 9,500,000 shares of Class B Common Stock, all of which are held by Industrier, are exchangeable into shares of Class A Common Stock, on a one for one basis, although Industrier has agreed not to sell any shares of Class B Common Stock or convert any Class B Common Stock into Class A Common Stock until after October 31, 1999. See "Description of Capital Stock."

LIMITATIONS ON REPURCHASE OF NOTES AND THE INDUSTRIER NOTE UPON CHANGE IN
CONTROL

  Upon the occurrence of a Change in Control, each holder of the Notes and the Industrier Note may require the Company to repurchase all or a portion of such holder's Notes and the Industrier Note. If a Change in Control were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes and the Industrier Note tendered by holders thereof. In addition, the Company's repurchase of the Notes and the Industrier Note as a result of a Change in Control may be prohibited or limited by, or create an event of default under, the terms of agreements related to borrowings which the Company may enter into from time to time. Failure of the Company to purchase tendered Notes would constitute an Event of Default under the Indenture and under the Industrier Note. See "Description of Notes--Repurchase at Option of Holders Upon Change in Control."

ABSENCE OF EXISTING MARKET FOR NOTES

  The Notes constitute a new issue of securities with no established trading market. The Initial Purchasers advised the Company at the time of their purchase that, following completion of the sale of the Notes, they intended to make a market in the Notes, although they are under no obligation to do so. Such market-making, however, may be suspended at anytime without notice. Prior to the effectiveness of the Registration Statement, all of the Notes were eligible through the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market; however, the Notes sold hereunder will no longer be eligible for trading through the PORTAL Market and no assurance can be given that an active trading market for the Notes will develop or, if such market develops, as to the liquidity or sustainability of such market. Following registration as required by the Registration Rights Agreement, the Notes offered hereby are expected to be listed on the NYSE.

  If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling, or an inability to sell, the Notes. If a market for the Notes develops, any such market may be discontinued at any time. If a public trading market develops for the Notes, future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Notes may trade at a discount from their principal amount.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for the Company and its subsidiaries for each of the periods indicated. The ratio of earnings to fixed charges was calculated by dividing earnings by total fixed charges. Earnings consist of pretax income plus fixed charges and amortization of capitalized interest less capitalized interest. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) and a portion of rent expense (33%) estimated by management to be the interest component of such rentals.

                                                                            SIX MONTHS ENDED
             YEARS ENDED DECEMBER 31,                                           JUNE 30,
      -------------------------------------------------------------         ----------------
     1993       1994          1995          1996              1997                1998
     ----       ----          ----          ----              ----                ----
     2.00x      1.07x         2.24x         -- (/1/)          2.31x               2.09x

--------
(1)Earnings in 1996 were not sufficient to cover fixed charges. The deficiency of earnings was $16.4 million.

                                CAPITALIZATION

  The following table sets forth as of June 30, 1998 the consolidated capitalization of the Company. This table should be read in conjunction with the consolidated financial statements of the Company and notes thereto incorporated by reference in this Prospectus.

                                                                 JUNE 30, 1998
                                                                 --------------
                                                                     ACTUAL
                                                                 --------------
                                                                 (IN THOUSANDS)
Cash and cash equivalents.......................................    $ 18,221
                                                                    ========
Short-term debt, including current maturities of long-term
 debt...........................................................    $ 32,993
                                                                    ========
Long-term debt, excluding current maturities:
  Credit Agreement..............................................     180,000
  Notes.........................................................     125,000
  Industrier Note(3)............................................      67,850
  Other.........................................................      64,531
                                                                    --------
    Total long-term debt........................................     437,381
Stockholders' equity:
  Preferred stock, par value $1.00 per share; no shares issued..         --
  Class A Common Stock, par value $0.20 per share; 16,189,836
   shares issued(1).............................................       3,238
  Class B Common Stock, par value $0.20 per share, 9,500,000
   shares issued and outstanding(2).............................       1,900
  Additional paid-in capital....................................     180,987
  Accumulated other comprehensive loss..........................     (14,290)
  Retained earnings.............................................      73,627
  Treasury stock, 275,382 shares of Class A Common Stock, at
   cost.........................................................      (6,118)
                                                                    --------
    Total stockholders' equity..................................     239,344
                                                                    --------
      Total capitalization......................................    $676,725
                                                                    ========

--------

(1) In addition to the shares issued, the Company has (i) 3,844,339 shares of Class A Common Stock reserved for issuance under the Company's stock option plans, of which options to purchase 2,080,800 shares were outstanding as of June 30, 1998 and (ii) 3,819,600 shares of Class A Common Stock reserved for issuance upon exercise of the Warrants.

(2) The Company understands that 49.9% of the Industrier Note and 4,740,500 shares of Class B Common Stock have been pledged to secure debt incurred by Industrier to finance its purchase of the Industrier Note.

(3) At the time the Notes were originally issued by the Company, A.L. Industrier A.S. ("Industrier"), the controlling stockholder of the Company, purchased at par for cash $67.85 million principal amount of a convertible subordinated note (the "Industrier Note"). The Industrier Note has substantially the same terms (including interest rate, conversion and maturity date) as, and ranks pari passu with, the Notes, except that the Industrier Note, so long as it is held by Industrier or any other affiliate of the Registrant, is not convertible at the holder's discretion but instead automatically converts on or after April 6, 2001 into Class B Common Stock, par value $0.20 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"), if at least 75% of the Notes are converted into Class A Common Stock by the holders thereof. The Industrier Note is exchangeable, in whole or in part, into Notes at any time after October 31, 1999 at the option of Industrier. Industrier has agreed not to sell the Industrier Note or any Common Stock until after October 31, 1999.

                             DESCRIPTION OF NOTES

  The Notes were issued under an indenture (the "Indenture") dated as of March 30, 1998, by and between the Company and First Union National Bank, as trustee (the "Trustee"). The Notes were originally sold by the Company on March 30, 1998 (the "Initial Offering") to SBC Warburg Dillon Read Inc., CIBC Oppenheimer and Cowen & Company (collectively, the "Initial Purchasers"). The Initial Purchasers subsequently resold the Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and, outside the United States, to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. The following statements are subject to the detailed provisions of the Indenture and are qualified in their entirety by reference to the Indenture, a copy of which will be provided to prospective investors by the Company upon request and is also available for inspection at the office of the Trustee. Wherever particular provisions of the Indenture are referred to, such provisions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

GENERAL

  The Notes represent unsecured general obligations of the Company, subordinate in right of payment to certain other obligations of the Company as described under "Subordination of Notes," and convertible into Class A Common Stock as described under "Conversion." The Notes will mature on April 1, 2005. The Notes are limited to $125,000,000 aggregate principal amount, all of which has been issued. The Company will pay interest on the Notes semiannually on April 1 and October 1 of each year, with the first payment to be made on October 1, 1998 at the rate of 5 3/4% per annum and will pay interest on the Notes (except defaulted interest) to the persons who are registered holders of Notes at the close of business on the preceding March 15 and September 15, respectively (subject to certain exceptions in the case of Notes redeemed or repurchased upon a Change in Control between a record date and the next succeeding interest payment date). The Company may pay principal and interest by check and may mail an interest check to a holder's registered address. Holders must surrender Notes to the Paying Agent to collect principal payments.

  The Notes have been issued without coupons in denominations of $1,000 and whole multiples of $1,000. A holder may transfer or exchange Notes in accordance with the Indenture. No service charge will be made for any registration of transfer, exchange or conversion of the Notes, except for any tax or other governmental charges that may be imposed in connection with any transfers, registration of transfers or exchanges. The registrar for the Notes need not transfer or exchange any Notes selected for redemption. Also, it need not transfer or exchange any Notes for a period of 15 days before selecting Notes to be redeemed. The registered holder of a Note may be treated as its owner for all purposes.

  Initially, the Trustee will act as Registrar, Paying Agent and Conversion Agent. The Company may appoint an additional, or change any, Paying Agent, Registrar or Conversion Agent without notice. The Company may act in any such capacity.

  The Indenture does not contain any restrictions on the payment of dividends or on the repurchase of securities of the Company or any financial covenants, nor does the Indenture require the Company to maintain any sinking fund or other reserves for repayment of the Notes.

CONVERSION

  The holders of the Notes will be entitled at any time after the original issuance thereof and before the close of business on the date of maturity of the Notes, subject to prior redemption or repurchase, to convert the Notes, or portions thereof (if the portions are $1,000 or whole multiples thereof) into shares of Class A Common Stock at the conversion price set forth on the cover page of this Prospectus (subject to adjustments as described below). Except as described below, no payment or adjustment will be made for accrued interest on a converted Note or for dividends on any Class A Common Stock issued on conversion. If any Note is converted between a record date for the payment of interest and the next succeeding interest payment date, unless such Note has been called for redemption on a redemption date between such dates, such Note must be accompanied by funds equal to the interest payable to the registered holder on such interest payment date on the principal amount so converted. A Note converted on an interest payment date need not be accompanied by any payment, and the interest on the principal amount of the Note being converted will be paid on such interest payment date to the registered holder of such Note on the immediately preceding record date. The Company will not issue fractional shares of Class A Common Stock upon conversion of Notes and instead will deliver a check in lieu of the fractional share based upon the market value of the Class A Common Stock on the last trading day prior to the conversion date. In the case of Notes called for redemption, conversion rights will expire at the close of business on the tenth calendar day preceding the redemption date, and in the event any holder exercises its Repurchase Right (as defined below), such holder's conversion right will terminate upon receipt of the written notice of exercise of such Repurchase Right. See "--Repurchase at Option of Holders Upon Change in Control." In the case of Notes called for redemption on a redemption date between a record date and the opening of business on the next succeeding interest payment date, no interest will be payable on any such Notes converted during such period.

  The conversion price is subject to adjustment as set forth in the Indenture in certain events, including, (i) the payment of dividends or distributions on the Common Stock in shares of capital stock; (ii) subdivisions or combinations of the Common Stock into a greater or smaller number of shares; (iii) a reclassification of the Common Stock resulting in an issuance of any shares of the capital stock of the Company; (iv) the distribution of rights or warrants to all holders of Common Stock entitling them for a period of sixty days or less to purchase Common Stock at less than the then current market price at that time; and (v) the distribution to all holders of Common Stock of assets or debt securities or any rights or warrants to purchase assets or debt securities of the Company, which assets, debt securities, rights or warrants have an aggregate fair market value on the date such distribution is declared that exceeds the "permitted dividend amount," defined as: (x) 10% of Company's market capitalization (the product of the current market price of the Class A Common Stock and the number of shares of Common Stock outstanding as of any particular date) minus (y) the aggregate value of all dividends or distributions made to holders of Common Stock within the 12 months preceding such distribution (excluding any distributions or dividends referred to in (i)-(iv) above), provided that with respect to any distribution not paid out of retained earnings, the permitted dividend amount shall be zero, other than Common Stock, of the Company (other than cash dividends or cash distributions payable out of consolidated net income or retained earnings). No adjustment will be required for rights to purchase Common Stock pursuant to any plan of the Company for reinvestment of dividends or interest, or for a change in the par value of the Common Stock. To the extent that Notes become convertible into cash, no adjustment will be required thereafter as to cash. No adjustment in the conversion price will be made unless such adjustment would require a change of at least $.25 in the conversion price; however, any adjustment that would otherwise be required to be made shall be carried forward and taken into account at the earlier of any subsequent adjustment or three years after the occurrence of the event giving rise to the adjustment. The Company reserves the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as the Company in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Company to its stockholders shall not be taxable. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or carrying the right to purchase any of the foregoing. See "Certain Federal Income Tax Consequences--Conversion."

  If the Company reclassifies the Class A Common Stock or merges into, or transfers or leases substantially all of its assets to, another corporation, the holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of capital stock, other securities, cash or other assets which they would have owned immediately after such event had such Notes been converted immediately before the effective date of the transaction.

  Conversion price adjustments may in certain circumstances result in constructive distributions that could be taxable as dividends under the Internal Revenue Code of 1986, as amended, to holders of Notes or to holders of Class A Common Stock issued upon conversion thereof. See "Certain Federal Income Tax Consequences--Conversion."

OPTIONAL REDEMPTION

  The Notes may be redeemed on at least 30 and not more than 60 days notice at the option of the Company, in whole at any time or in part from time to time, at a redemption price of 103.286% of principal, together with accrued interest to the date fixed for redemption, beginning April 6, 2001, and at the following redemption prices (expressed as percentages of principal), together with accrued interest to the date fixed for redemption, during the twelve month period beginning April 1, in the years set forth below:

       YEAR                                                           PERCENTAGE
       ----                                                           ----------
       2002..........................................................  102.464%
       2003..........................................................  101.643
       2004..........................................................  100.821

If less than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot, by such method as may be required by an exchange on which the Notes are listed or by any other method the Trustee, in its discretion deems fair.

REPURCHASE AT OPTION OF HOLDERS UPON CHANGE IN CONTROL

  Upon any Change in Control (as defined below) with respect to the Company, each holder of the Notes and the Industrier Note shall have the right (the "Repurchase Right"), at the holder's option, to require the Company to repurchase all of such holder's Notes, the Industrier Note, as applicable, or a portion thereof which is $1,000 or any integral multiple thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined below) at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the Repurchase Date.

  Within 30 days after the occurrence of a Change in Control, the Company is obligated to mail to all holders of record of the Notes a notice (the "Company Notice") of the occurrence of such Change in Control and the Repurchase Right arising as a result thereof. The Company shall deliver a copy of the Company Notice to the Trustee and shall cause a copy of such notice to be published in The Financial Times and The Wall Street Journal or another newspaper of national circulation. To exercise the Repurchase Right, a holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Company (or an agent designated by the Company for such purpose) and the Trustee of the holder's exercise of such right together with the Notes with respect to which the right is being exercised, duly endorsed for transfer.

CHANGE IN CONTROL

  A "Change in Control" of the Company means (i) the acquisition by any person, entity or "group" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares of Common Stock sufficient to elect a majority of directors; (ii) persons who, as of the date of the Indenture, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board; (iii) approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, beneficially own shares sufficient to elect a majority of directors of the reorganized, merged or consolidated company's then outstanding voting securities; or (iv) a liquidation or dissolution of the Company (other than pursuant to the United States Bankruptcy Code) or the conveyance, transfer or leasing of all or substantially all of the assets of the Company to any person; provided, however, that for the purpose of clauses (i) through (iv) above, the terms "person", "entity", and "group" shall not be deemed to include (x) Industrier, (y) the stockholders of Industrier in the case of a distribution of shares of capital stock of the Company beneficially owned by Industrier to the shareholders of Industrier, unless a Change in Control of Industrier has occurred or occurs concurrently with such a distribution, or in a series of related transactions of which such distribution is a part, (determined without regard to this clause (y) of this proviso) or (z) E.W. Sissener, his spouse, any heir or descendant of Mr. Sissener or the spouse of any such heir or descendant or the estate of Mr. Sissener (each, an "EWS Party"), or any trust or other similar arrangement for the benefit of any EWS Party or any corporation or other person or entity controlled by one or more EWS Party, or any group of which any EWS Party is a member. For purposes of the above sentence, a "liquidation" or "dissolution" shall not be deemed to include any transfer of Company property solely to any of the persons described in clauses (x), (y) and (z) of the proviso in such sentence.

  No quantitative or other established meaning has been given to the phrase "all or substantially all" (which appears in the definition of Change in Control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of assets conveyed and the proportion of an entity's income derived from the assets conveyed. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a Change in Control may have occurred (and, accordingly, whether or not the holders of Notes will have the right to require the Company to repurchase their Notes).

  The occurrence of a Change in Control would, in most cases, permit the lenders to require prepayment of some or all amounts outstanding under the Company's bank lines of credit and other debt agreements. See "Capitalization." In the event of a Change in Control, any repurchase of the Notes could, absent payment in full of any amounts outstanding under such credit facilities or waiver, be prevented by the subordination provisions of the Notes. See "--Subordination of Notes." Failure by the Company to repurchase the Notes when required will result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. The right to require the Company to repurchase the Notes could delay or deter a Change in Control of the Company, whether or not such Change in Control were supported by the Board of Directors of the Company.

  If a Change in Control occurs, there can be no assurance that the Company would have sufficient funds or financing to repay any Senior Indebtedness then required to be repaid or to repurchase any or all Notes then required to be repurchased under the Indenture.

  If an offer is made to repurchase Notes as a result of a Change in Control, the Company intends to comply with all tender offer rules, including but not limited to Section 13(e) and 14(e) under the Exchange Act and Rules 13e-1 and 14e-1 thereunder, to the extent applicable to such offer.

SUBORDINATION OF NOTES

  Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, the payment of the principal of and premium, if any, and interest on the Notes will be subordinated, to the extent provided in the Indenture, in right of payment to the prior payment in full of all Senior Indebtedness. The Industrier Note ranks pari passu with the Notes.

  No payment of principal of or premium, if any, or interest may be made by the Company, directly or indirectly, on the Notes (including any repurchase pursuant to the exercise of the Repurchase Right) or to acquire any of the Notes at any time if a default in payment of the principal of or premium, if any, or interest on Senior Indebtedness exists, unless and until such default shall have been cured or waived or shall have ceased to exist. During the continuance of any event of default with respect to any Senior Indebtedness, as such event of default is defined under any such Senior Indebtedness or in any agreement pursuant to which any Senior Indebtedness has been issued (other than default in payment of the principal of, or premium, if any, or interest on any Senior

Indebtedness), permitting the holders thereof to accelerate the maturity thereof, no payment may be made by the Company, directly or indirectly, with respect to principal of or premium, if any, or interest on the Notes for 183 days following written notice to the Company, from any holder or holders thereof or their representative or representatives or the trustee or trustees under any indenture under which any instrument evidencing any such Senior Indebtedness may have been issued, that such an event of default has occurred and is continuing. However, if the maturity of such Senior Indebtedness is accelerated, no payment may be made on the Notes until such Senior Indebtedness that has matured has been paid or such acceleration has been cured or waived.

  Senior Indebtedness is defined in the Indenture as Indebtedness (as defined below) of the Company outstanding at any time except Indebtedness that by its terms is subordinate in right of payment to the Notes or Indebtedness that is not otherwise senior in right of payments to the Notes. The Industrier Note is not Senior Indebtedness but ranks pari passu with the Notes. Senior Indebtedness does not include Indebtedness of the Company to any of the Company's subsidiaries. Indebtedness is defined with respect to any person as the principal of, and premium, if any, and interest on (a) all indebtedness of such person for borrowed money (including all indebtedness evidenced by notes, bonds, debentures or other securities sold by such person for money), (b) all obligations incurred by such person in the acquisition (whether by way of purchase, merger, consolidation or otherwise and whether by such person or another person) of any business, real property or other assets (except inventory and related items acquired in the ordinary course of the conduct of the acquiror's usual business), (c) guarantees by such person of indebtedness described in clause (a) or (b) of another person, (d) all renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee, (e) all reimbursement obligations of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person, (f) all capital lease obligations of such person and (g) all net obligations of such person under interest rate swap or similar agreements of such person. There are no restrictions in the Indenture upon the creation of additional Senior Indebtedness by the Company, or on the creation of any Indebtedness by the Company or any of its subsidiaries.

  By reason of the subordination provisions described above, in the event of insolvency, funds which would otherwise be payable to Note holders will be paid to the holders of Senior Indebtedness to the extent necessary to pay Senior Indebtedness in full. As a result of these payments, general creditors of the Company may recover less, ratably, than holders of Senior Indebtedness and such general creditors may recover more, ratably, than holders of Notes or other subordinated indebtedness of the Company.

MERGER OR CONSOLIDATION

  The Indenture does not permit the Company to consolidate with, or merge into, or transfer or lease all or substantially all of its assets to, another person unless such other person is a corporation organized under the laws of the United States, any State thereof or the District of Columbia and such person assumes by supplemental indenture all the obligations of the Company under the Notes and the Indenture, and immediately after giving effect to the transaction, no default shall exist.

DEFAULTS AND REMEDIES

  An Event of Default includes the occurrence of any of the following: default for 30 days in payment of interest; default in payment of principal at maturity, upon redemption or exercise of a Repurchase Right or otherwise; default in payment on Indebtedness at maturity, giving effect to applicable grace periods, of at least $5,000,000 principal amount and continuance of such default for 30 days after notice is given in accordance with the Indenture, or default on Indebtedness and, as a result, payment of at least $5,000,000 principal amount of Indebtedness is accelerated without such acceleration having been cured, waived, rescinded, or annulled for 30 days; failure by the Company for 60 days after notice to it to comply with any of its other agreements in the Indenture or the Notes; and certain events of bankruptcy or insolvency. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately, except for defaults due to certain events of bankruptcy or insolvency in which case if an Event of Default occurs and is continuing, the principal of all the Notes and the interest thereon shall automatically become immediately due and payable. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust power. The Trustee may withhold from Note holders notice of any default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company is required to file with the Trustee annually an officers' statement as to the absence of defaults in fulfilling any of its obligations under the Indenture.

MODIFICATIONS OF THE INDENTURE

  The Company and the Trustee may amend the Indenture without notice to any Note holder but with the written consent of the holders of a majority in principal amount of the outstanding Notes. However, without the consent of each Note holder affected, an amendment may not: (i) reduce the amount of Notes whose holders must consent to an amendment; (ii) reduce the rate or change the time for payment of interest on any Note; (iii) reduce the principal of or change the fixed maturity of any Note (including, without limitation, the optional redemption provisions or the Repurchase Right); (iv) make any Note payable in money other than that stated in the Note; (v) change the provisions of the Indenture regarding the right of a majority of the Note holders to waive defaults under the Indenture or impair the right of any Note holder to institute suit for the enforcement of any payment of principal and interest on the Notes on and after their respective due dates; (vi) make any change that adversely affects the rights to convert any Note; or (vii) make any change in the terms of the Notes that adversely affects the rights of any Note holder.

SATISFACTION AND DISCHARGE OF INDENTURE

  The Indenture will be discharged and canceled upon the satisfaction of certain conditions, including the payment of all the Notes or the deposit with the Trustee, within not more than six months prior to the maturity of the Notes or within one year of redemption of all of the Notes, of funds sufficient for such payment or redemption.

REPORTS TO HOLDERS OF NOTES

  The Company will regularly furnish to each holder of Notes copies of its annual report to stockholders, containing audited financial statements, and any other financial reports which the Company furnishes to its stockholders.

TRUSTEE AND TRANSFER AGENT

  The Trustee and transfer agent for the Notes is First Union National Bank.

LISTING

  Prior to the effectiveness of the Registration Statement, all of the Notes were eligible for trading on the PORTAL Market; however, the Notes sold hereunder will no longer be eligible for trading through the PORTAL Market. The Class A Common Stock is listed on the NYSE under the symbol "ALO." Following registration under the Securities Act, the Notes offered hereby are expected to be listed on the NYSE.

BOOK ENTRY

  The Notes were issued in the form of a global security issued in reliance on Rule 144A (the "Rule 144A Global Security") and a global security issued in reliance on Regulation S (the "Regulation S Global Security" and, collectively with the Rule 144A Global Security, a "Global Security"). Upon the issuance of a Global Security, the Depository or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the Notes represented by such Global Security. Such accounts will be designated by the Initial Purchasers with respect to Notes placed by the Initial Purchasers for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository

("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest through such participant will be effected only through, records maintained by such participant. The foregoing may impair the ability to transfer beneficial interests in a Global Security.

  Payment of principal, premium, if any, and interest on Notes represented by any such Global Security will be made to the Depository or its nominee, as the case may be, as the sole Holder of the Notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company or the Trustee or the Initial Purchasers will have any responsibility or liability for any aspect of the Depository's records relating to or payments made on account of beneficial ownership interests in Global Security representing any Notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

  The Company has been advised by the Depository that, upon receipt of any payment of principal, premium, if any, or interest on any Global Security, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depository. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants.

  A Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor. If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company or the Depository within 90 days, the Company will issue Notes in definitive form in exchange for the Global Security. In either instance, an owner of a beneficial interest in the Global Security will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. Principal, premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the offices of the Trustee.

  So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole Holder of the Notes represented by such Global Security for the purposes of receiving payment on the Notes, receiving notices and for all other purposes under the Indenture and the Notes. Beneficial interests in Notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Cede & Co. has been appointed as the nominee of the Depository. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to and will not be considered the Holders thereof for any purposes under the Indenture. Accordingly any such person owning a beneficial interest in such a Global Security must rely on the procedures of the Depository, and, if any such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Indenture provides that the Depository may grant proxies and otherwise authorize participants to give or to take any request, demand, authorization, direction, notice, consent, waiver or other action which a Holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  The Depository has advised the Company that the Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

  Exchanges between the Rule 144A Global Security and the Regulation S Global Security. Beneficial interests in the Rule 144A Global Security may be exchanged for beneficial interests in the Regulation S Global Security and vice versa only in connection with a transfer of such interest. Such transfers are subject to compliance with customary certification requirements which are set forth in the Indenture.

  Any beneficial interest in one of the Global Securities that is exchanged for an interest in the other Global Security will cease to be an interest in such Global Security and will become an interest in the other Global Security. Accordingly, such interest will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Security for as long as it remains such an interest.

  Any exchange of a beneficial interest in the Regulation S Global Security for a beneficial interest in the Rule 144A Global Security or vice versa will be effected by the Depository by means of an instruction originated by the Trustee through the Depository's Deposit/Withdraw at Custodian ("DWAC") system. Accordingly, in connection with any such exchange, appropriate adjustments will be made in the records of the Registrar to reflect a decrease in the principal amount of such Regulation S Global Security and a corresponding increase in the principal amount of such Rule 144A Global Security or vice versa, as applicable.

PAYMENTS OF PRINCIPAL AND INTEREST

  The Indenture requires that payments in respect of the Notes (including principal, premium, if any, and interest) held of record by DTC (including Notes evidenced by the Global Notes) be made in same day funds. Payments in respect of the Notes held of record by holders other than DTC may, at the option of the Company, be made by check and mailed to such holders of record as shown on the register for the Notes.

REGISTRATION RIGHTS

  The Company and the Initial Purchasers entered into a Registration Rights Agreement on the Closing Date. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission within 90 days after the Closing Date a shelf registration statement (the "Shelf Registration Statement") on Form S-1 or Form S-3, if the use of such form is then available, to cover resales of Transfer Restricted Securities by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company has agreed to use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 150 days from the Closing Date. The Registration Statement of which this Prospectus is a part is the Shelf Registration Statement and has been prepared and filed in compliance with the Registration Rights Agreement. Notwithstanding the foregoing, the Company is permitted to prohibit offers and sales of Transfer Restricted Securities pursuant to the Shelf Registration Statement under certain circumstances and subject to certain conditions (any period during which offers and sales are prohibited being referred to as a "Suspension Period"). "Transfer Restricted Securities" means each Note and any underlying share of Class A Common Stock until the date on which such Note or underlying share of Class A Common Stock has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, the date on which such Note or underlying share of Class A Common Stock is distributed to the public pursuant to Rule 144 under the Securities Act or the date on which such Note or share of Class A Common Stock may be sold or transferred pursuant to Rule 144(k) (or any similar provision then in force).

  The Company shall use its best efforts to cause the Shelf Registration Statement to be effective for a period of two years from the effective date thereof or such shorter period that will terminate when each of the Transfer Restricted Securities covered by the Shelf Registration Statement ceases to be a Transfer Restricted Security.

GOVERNING LAW

  The Indenture and, except as may otherwise be required by mandatory provisions of law, Notes are governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's conflicts of laws principles.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital stock currently consists of: (i) 40,000,000 shares of Class A Common Stock, of which 15,843,224 shares were issued and outstanding as of December 31, 1997, (ii) 15,000,000 shares of Class B Common Stock, of which 9,500,000 shares were issued and outstanding as of December 31, 1997, and (iii) 500,000 shares of Preferred Stock, par value $1.00 per share, of which none were issued and outstanding as of December 31, 1997. The following description of the capital stock of the Company and certain provisions of the Company's Amended and Restated Certificate of Incorporation and By-laws is a summary of all material terms of the Company's capital stock and is qualified in its entirety by the provisions of the Amended and Restated Certificate of Incorporation and By-laws, copies of which have been filed with the Commission. As of December 31, 1997, the Class A Common Stock was held of record by 968 stockholders.

COMMON STOCK

  The Class A Common Stock and the Class B Common Stock are identical in all respects, including with respect to the right to receive dividends, except as follows: (i) the holders of the Class A Common Stock are currently entitled as a class to elect 33 1/3% of the Board of Directors (rounded to the nearest whole number, but not less than two members of the Company's Board of Directors), and the holders of the Class B Common Stock are entitled as a class to elect the remaining directors; (ii) on all other matters submitted to a vote of stockholders, the holders of the Class A Common Stock are entitled to one vote per share of Class A Common Stock held, and the holders of the Class B Common Stock are entitled to four votes per share of Class B Common Stock held; (iii) the holders of the Class B Common Stock have the right at any time and from time to time to convert each share of Class B Common Stock into one share of Class A Common Stock; and (iv) shares of Class A Common Stock may be declared and paid as dividends on shares of both Class A Common Stock and Class B Common Stock, shares of Class B Common Stock may be declared and paid as dividends on shares of Class A Common Stock and shares of Class B Common Stock may be declared and paid as dividends on shares of Class B Common Stock and in any such case the same number of shares must be declared and paid as dividends in respect of each outstanding share of Class A Common Stock and each outstanding share of Class B Common Stock. The special voting rights of the holders of the Class A Common Stock as reflected in clause (i) above terminate if the number of outstanding shares of Class A Common Stock is less than 10% of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock, and the special voting rights of the holders of the Class B Common Stock as reflected in clauses (i) and (ii) above terminate if the number of outstanding shares of Class B Common Stock is less than 12 1/2% of such aggregate number, in each case as determined on the record for the stockholder vote.

  The Company may not subdivide or combine either class of Common Stock without at the same time combining or subdividing shares of the other class of Common Stock in the same proportion. Upon liquidation of the Company, holders of the Class A Common Stock and the Class B Common Stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all obligations of the Company, and payments due in respect of any other senior securities of the Company, including any shares of Preferred Stock. Holders of Common Stock do not have cumulative voting rights or preemptive, subscription or, except as set forth above with respect to the Class B Common Stock, conversion rights.

PREFERRED STOCK

  The Preferred Stock may be issued in one or more series, with such designations, relative rights, powers, priorities, preferences and limitations thereof as the Board of Directors, without any stockholder action, may determine, provided that the right of the holders of Class A Common Stock, voting as a class, to elect no less than 25% of the Board of Directors may not be limited by the grant of voting rights to any series of Preferred Stock.

WARRANTS

  The Company has outstanding the Warrants to purchase 3,819,600 shares of Class A Common Stock . The Warrants expire on January 3, 1999 and are listed on the NYSE. The exercise price of the Warrants is $20.69 per share of Class A Common Stock, subject to certain anti-dilution adjustments thereunder.

TRANSFER AGENT

  BankBoston, N.A. is the transfer agent for the Common Stock.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain material United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder ("Treasury Regulations"), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Code). This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or persons that have a "functional currency" other than the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The Company has not sought any ruling from the Internal Revenue Service (the "Service") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Service will agree with such statements and conclusions. THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNITED STATES HOLDERS

  As used herein, the term "United States Holder" means the beneficial owner of a Note or Common Stock that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) treated as a domestic corporation or domestic partnership, or (iii) an estate or trust that is subject to United States federal income taxation on a net income basis in respect of the Notes or Common Stock. A trust will be a "United States Holder" of a Note only if the trust is subject to the supervision of a court within the United States and the control of a United States fiduciary as described in
Section 7701(a)(30) of the Code.

 Payment of Interest

  Interest on a Note generally will be included in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes. The Notes will not have original issue discount.

 Amortizable Bond Premium

  If a United States Holder of a Note acquires the Note at a cost that is in excess of the amount payable at maturity (after reducing such costs by an amount equal to the value of the conversion option), the United States Holder may elect under Section 171 of the Code to amortize the excess cost (as an offset to interest income) on a constant interest rate basis over the term of such Note. However, because the Notes may be redeemed at the option of the Company at a price in excess of their principal amount, a United States holder may be required to amortize any bond premium based on the earlier call date and the call price payable at that time. If the United States Holder makes an election to amortize bond premium, the tax basis of all such United States Holder's Notes will be reduced by the allowable bond premium amortization. The amortization election would apply to all Indebtedness instruments held or subsequently acquired by the electing purchaser and cannot be revoked without permission from the Service. On conversion of a Note into shares of Common Stock, no additional amortization of any bond premium would be allowed, and any remaining premium would be added to the United States Holder's basis in the Common Stock received.

 Market Discount

  Investors acquiring Notes pursuant to this Prospectus should consider that the resale of those Notes may be adversely affected by the market discount provisions of Sections 1276 through 1278 of the Code. Except as described below, gain recognized on the disposition of a Note that has accrued market discount will be treated as ordinary income, and not capital gain, to the extent of the accrued market discount. "Market discount" is defined generally as the excess, if any, of (i) the principal amount of the Note over (ii) the tax basis of the Note in the hands of the United States Holder immediately after its acquisition.

  Under a de minimis exception, there is no market discount if the excess of the principal amount of the obligation over the United States Holder's tax basis in the obligation is less than 0.25% of the principal amount multiplied by the number of complete years after the acquisition date to the obligation's date of maturity. Unless the United States Holder elects to accrue market discount on a constant yield basis, the accrued market discount generally would be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the obligation has been held by the United States Holder and the denominator of which is the number of days after the United States Holder's acquisition of the obligation up to and including its maturity date.

  If a United States Holder of a Note acquired with market discount disposes of such Note in any transaction other than a sale, exchange or involuntary conversion, such United States Holder will be deemed to have realized an amount equal to the fair market value of the Note and will be required to recognize as ordinary income any accrued market discount. See the discussion below under "--Sale, Exchange or Redemption of the Notes" for the tax consequences of a sale or exchange. A partial principal payment (if any) on a Note will be includable as ordinary income upon receipt to the extent of any accrued market discount thereon. Although it is not free from doubt, any accrued market discount not previously taken into income prior to a conversion of a Note into shares of Common Stock should carry over to the Common Stock received on conversion and be treated as ordinary income upon a subsequent disposition of such Common Stock, to the extent of any gain recognized on such disposition. Unless the election described below is in effect, a United States Holder of a Note acquired at a market discount also may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until the maturity of the Note or the earlier disposition of the Note in a taxable transaction.

  A United States Holder of a Note acquired at a market discount may elect to include the market discount in income as it accrues (on either a straight-line basis or a constant yield basis). This election would apply to all market discount obligations acquired by the electing United States Holder on or after the first day of the first year to which the election applies. The election may be revoked only with the consent of the Service. If a United States Holder of a Note elects to include market discount in income currently, the rules discussed above regarding (i) ordinary income recognition resulting from a sale and certain other disposition transactions and (ii) deferral of interest deductions would not apply.

 Sale, Exchange or Redemption of the Notes

  Upon the sale, exchange or redemption of a Note, subject to the market discount rules discussed above, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued and unpaid interest not previously recognized by such Holder, which is taxable as ordinary income) and (ii) such Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such Holder, less any principal payments received by such Holder and increased by any market discount previously included in income by such

Holder. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period in the Note is more than eighteen months at the time of sale, exchange or redemption.

 Conversion of the Notes

  A United States Holder generally will not recognize any income, gain or loss upon conversion of a Note into Class A Common Stock, except with respect to cash received in lieu of a fractional share of Class A Common Stock. Such Holder's tax basis in the Class A Common Stock received on conversion of a Note will be the same as such Holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Class A Common Stock received on conversion will generally include the holding period of the Note converted.

  Cash received in lieu of a fractional share of Class A Common Stock upon conversion should be treated as a payment in exchange for the fractional share of Class A Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Class A Common Stock generally should result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share).

 Dividends on the Common Stock

  The amount of any distribution by the Company in respect of the Common Stock (including any liquidated damages in respect of Common Stock as described above under "Description of Notes--Registration Rights") will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to a tax as ordinary income, to the extent of the Company's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of the Holder's tax basis in the Common Stock and thereafter as gain from the sale or exchange of such stock.

  In general, a dividend distribution to a corporate United States Holder will qualify for the 70% dividends received deduction if the Holder owns less than 20% of the voting power and value of the Company's stock (other than any non-voting, non-convertible, non-participating preferred stock). A corporate United States Holder that owns 20% or more of the voting power and value of the Company's stock (other than any nonvoting, non-convertible, non-participating preferred stock) generally will qualify for an 80% dividends received deduction. The dividends received deduction is subject, however, to certain holding period, taxable income and other limitations.

  If at any time (i) the Company makes a distribution of cash or property to its stockholders or purchases Common Stock and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the Indenture, the conversion price of the Notes is decreased, or (ii) the conversion price of the Notes is decreased at the discretion of the Company, such decrease in conversion price may be deemed to be the payment of a taxable dividend to United States Holders of Notes (pursuant to Section 305 of the
Code) to the extent of the Company's current or accumulated earnings and profits. Such Holders of Notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property.

 Sale of Common Stock

  Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such Holder's adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term if the United States Holder's holding period in the Common Stock is more than eighteen months at the time of the sale or exchange. A United States Holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under "--Conversion of the Notes."

 Information Reporting and Backup Withholding Tax

  In general, certain information is required to be reported by the payor to the Service with respect to payments of principal, premium, if any, and interest on a Note (including the payment of liquidated damages under the Registration Rights Agreement), payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock to certain noncorporate United States Holders. The payor will be required to withhold backup withholding tax at the rate of 31% if (a) the payee fails to furnish a taxpayer identification number ("TIN") to the payor or establish an exemption from backup withholding, (b) the Service notifies the payor that the TIN furnished by the payee is incorrect, (c) there has been a notified payee underreporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code or (d) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle the Holder to a refund, provided that the required information is furnished to the Service.

NON-UNITED STATES HOLDERS

  As used herein, the term "Non-United States Holder" means any beneficial owner of a Note or Common Stock that is not a United States Holder.

 Payment of Interest

  Generally, interest income of a Non-United States Holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate). However, interest paid on a Note by the Company or any Paying Agent to a Non-United States Holder will qualify for the "portfolio interest exemption" (provided the Company is not a "USRPHC" as defined below under "--FIRPTA Treatment of Non-United States Holders") and therefore, subject to the discussion of backup withholding below, will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that the Non-United States Holder (i) does not actually or constructively own (pursuant to the conversion feature of the Notes or otherwise) 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) is not a bank which acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business and (iv) either (a) provides a Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute) has been received by it from the Non-United States Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof.

  Treasury Regulations that become effective January 1, 1999 provide alternative methods for satisfying the certification requirement described in clause (iv) above. These Treasury Regulations also will require, in the case of Notes held by a foreign partnership, that (i) the certification described in clause (iv) above be provided by the partners rather than by the foreign partnership (unless the foreign partnership agrees to become a "withholding foreign partnership") and (ii) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

  Except to the extent that an applicable treaty otherwise provides, a Non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-United States Holder. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Holder delivers a properly executed IRS Form 4224 to the payor.

 Sale, Exchange or Redemption of the Notes

  A Non-United States Holder of a Note will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the Note (including the receipt of cash in lieu of fractional shares upon conversion of a Note into Common Stock but not including any amount representing interest or accrued market discount) unless
(1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met, or (3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

 Conversion of the Notes

  In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a Note into Common Stock by a Non-United States Holder except with respect to the receipt of cash in lieu of fractional shares by Non-United States Holders upon conversion of a Note where any of the conditions described above under "Non-United States Holders--Sale, Exchange or Redemption of the Notes" is satisfied.

 Sale or Exchange of Common Stock

  Subject to the discussion below under "FIRPTA Treatment of Non-United States Holders," a Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of Common Stock unless any of the conditions described above under "Non-United States Holders--Sale, Exchange or Redemption of the Notes" is satisfied.

 FIRPTA Treatment of Non-United States Holders

  Under the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"), foreign persons generally are subject to United States federal income tax on capital gain realized on the disposition of any interest (other than solely as a creditor) in a corporation that is a United States real property holding corporation (a "USRPHC"). For this purpose, a foreign person is defined as any holder who is a foreign corporation (other than certain foreign corporations that elect to be treated as domestic corporations), a non-resident alien individual, a non-resident fiduciary of a foreign estate or trust, or a foreign partnership. Under FIRPTA, a corporation is a USRPHC if the fair market value of the United States real property interests held by the corporation is 50 percent or more of the aggregate fair market value of certain assets of the corporation.

  The Company does not currently believe that it is a USRPHC. Thus, a Non-United States Holder of the Common Stock of the Company generally will not be subject to U.S. federal income tax imposed by FIRPTA on a sale or other disposition of the shares of Common Stock. Even if a corporation meets the test for a USRPHC, a foreign person would generally not be subject to tax, or withholding in respect to such tax, on gain from a sale or other disposition of such corporation's stock solely by reason of the corporation's USRPHC status if the stock is regularly traded on an established securities market ("regularly traded") during the calendar year in which such sale or disposition occurs, provided that such holder does not own, actually or constructively, stock with a fair market value in excess of 5 percent of the fair market value of all such stock outstanding at any time during the shorter of the five-year period preceding such disposition or the holder's holding period. The Company believes that the Common Stock will be treated as regularly traded.

 Dividends

  Distributions by the Company with respect to the Common Stock that are treated as dividends paid (or deemed paid), as described above under "United States Holders--Dividends" to a Non-United States Holder (excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a Non-United States Holder will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. If such Non-United States Holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Holder delivers IRS Form 4224 to the payor.

  Under current United States Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of the Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under Treasury Regulations that become effective for distributions after 1998, however, a non-U.S. holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. In addition, under these Treasury Regulations, in the case of common stock held by a foreign partnership, the certification requirement would generally be applied to the partners of the partnership (unless the partnership agrees to become a "withholding foreign partnership") and the partnership would be required to provide certain information, including a United States taxpayer identification number. These Treasury Regulations also provide look-through rules for tiered partnerships.

 Death of a Non-United States Holder

  A Note held by an individual who is a Non-United States Holder at the time of his or her death will not be includable in the decedent's gross estate for United States estate tax purposes, provided that such Holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that, at the time of death, payments with respect to such Notes would not have been effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States.

  Common Stock actually or beneficially held (other than through a foreign corporation) by a Non-United States Holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

 Information Reporting and Backup Withholding Tax

  United States information reporting requirements and backup withholding tax will not apply to payments on a Note to a Non-United States Holder if the statement described in "Non-United States Holders--Payment of Interest" is duly provided by such Holder, provided that the payor does not have actual knowledge that the Holder is a United States person.

  Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note or any payment of the proceeds of the sale of Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker is (i) a United States person, (ii) a foreign person that derives 50% of more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States, (iii) a controlled foreign corporation for United States federal income tax purposes or (iv) (after December 31, 1998) a foreign partnership more than 50% of the capital or profits of which is owned by one or more U.S.

persons or which engages in a U.S. trade or business. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii), (iii) or (iv) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note provides the statement described in "Non-United States Holders-- Payment of Interest" or otherwise establishes an exemption.

  If paid to an address outside the United States, dividends on Common Stock held by a Non-United States Holder will generally not be subject to the information reporting and backup withholding requirements described in this section, provided that the payor does not have actual knowledge that the Holder is a United States person. However, under the Treasury Regulations effective with respect to payments made after December 31, 1998, dividend payments will be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. See the discussion above with respect to rules applicable to foreign partnerships under the Treasury Regulations that become effective on January 1, 1999.

                            SELLING SECURITYHOLDERS

  The following table sets forth the name of each Selling Securityholder and
(i) the amount of Notes owned by each Selling Securityholder as of August 19, 1998 (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder under this Prospectus; (iii) the amount of Common Stock owned by each Selling Securityholder as of August 19, 1998; and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under this Prospectus. All information with respect to beneficial ownership has been furnished to the Company by the respective Selling Securityholders. Beneficial ownership of the Notes and Common Stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

                                                                                  NO. OF
                             AGGREGATE               PRINCIPAL                    SHARES
NAME OF SELLING SECURITY  PRINCIPAL AMOUNT  % OF  AMOUNT OF NOTES    NO. OF      OFFERED
         HOLDER               OF NOTES     CLASS  OFFERED HEREBY  SHARES(1)(2) HEREBY(1)(2)
------------------------  ---------------- ------ --------------- ------------ ------------
R/2/ Investments, LDC...    $  1,175,000        *  $  1,175,000       41,092       41,092
The Class 1C Company,
 Ltd....................       1,875,000      1.5     1,875,000       65,573       65,573
Argent Classic
 Convertible Arbitrage
 Fund...................       3,000,000      2.4     3,000,000      104,918      104,918
Carrigaholt Capital
 (Bermuda) L.P..........         625,000        *       625,000       21,857       21,857
KA Management LTD.......       4,689,985     3.75     4,689,985      164,021      164,021
KA Trading LP...........       2,310,015     1.85     2,310,015       80,787       80,787
Spear, Leeds & Kellogg..       1,000,000        *     1,000,000       34,972       34,972
New York Life Insurance
 Company................       8,000,000      6.4     8,000,000      279,781      279,781
Deutsche Bank A.G. .....       6,200,000     4.96     6,200,000      216,830      216,830
Infinity Investors
 Limited................       4,000,000      3.2     4,000,000      139,890      139,890
McMahon Securities
 Company, L.P. .........         650,000        *       650,000       22,732       22,732
Northern Income Equity
 Fund...................       2,000,000      1.6     2,000,000       69,945       69,945
Arkansas PERS...........       1,600,000     1.28     1,600,000       55,956       55,956
ICI American Holdings
 Trust..................       4,800,000     3.84     4,800,000      167,868      167,868
Zeneca Holdings Trust...         480,000        *       480,000       16,786       16,786
State of Delaware PERS..       1,100,000        *     1,100,000       38,469       38,469
PRIM Board..............       2,100,000     1.68     2,100,000       73,442       73,442
State of Oregon Equity..       1,740,000     1.39     1,740,000       60,852       60,852
J.M. Hull Associates,
 L.P. ..................         250,000        *       250,000        8,743        8,743
Sage Capital............         500,000        *       500,000       17,486       17,486
Lincoln National
 Convertible Securities
 Fund...................       2,725,000     2.18     2,725,000       95,300       95,300
Walker Art Center.......         350,000        *       350,000       12,240       12,240
Weirton Trust...........         925,000        *       925,000       32,349       32,349
BNP Arbitrage Inc. .....       6,000,000      4.8     6,000,000      209,836      209,836
Soundshore Partners.....       2,150,000     1.72     2,150,000       75,191       75,191
GPZ Trading LLC.........       3,000,000      2.4     3,000,000      104,918      104,918
JMG Convertible
 Investments L.P. ......       1,000,000        *     1,000,000       34,972       34,972
Triton Capital
 Investments............       1,000,000        *     1,000,000       34,972       34,972
Paloma Securities
 L.L.C. ................       4,350,000     3.48     4,350,000      152,131      152,131
Silverton International
 Fund Limited...........       3,150,000     2.52     3,150,000      110,163      110,163
NationsBanc Montgomery
 Securities.............       5,000,000     4.00     5,000,000      174,863      174,863
SBC Warburg Dillon Read
 Inc. ..................      16,200,000    12.96    16,200,000      566,557      566,557
Key Asset Management,
 Inc. Investment Manager
 for the Potlach-First
 Trust Co. of St. Paul..         215,000        *       215,000        7,519        7,519
Key Asset Management,
 Inc. as Agent for the
 Key Tr. Convertible
 Securities Fund........          60,000        *        60,000        2,098        2,098
Key Asset Management,
 Inc. as Agent for the
 EB Convertible
 Securities Fund........         136,000        *       136,000        4,756        4,756
Key Asset Management,
 Inc. as Agent for the
 Field Foundation of
 Illinois...............         550,000        *       550,000       19,234       19,234
Key Asset Management,
 Inc. as Agent for the
 GenCorp. Foundation....          25,000        *        25,000          874          874
Key Asset Management,
 Inc. as Agent for the
 Charitable Securities
 Fund...................          50,000        *        50,000        1,748        1,748
Key Asset Management,
 Inc. as Investment
 Manager for the
 University of South
 Florida Foundation.....         464,000        *       464,000       16,227       16,227
Donaldson, Lufkin and
 Jenrette Securities
 Corp. .................       1,400,000     1.12     1,400,000       48,961       48,961
S.G. Cowen Securities
 Corporation............       5,450,000     4.36     5,450,000      190,601      190,601
Orrington International
 Fund Ltd. .............         300,000        *       300,000       10,491       10,491
Double Black Diamond
 Offshore LDC...........         499,000        *       499,000       17,451       17,451
Black Diamond Ltd. .....       1,184,000        *     1,184,000       41,407       41,407
Black Diamond Partners,
 L.P. ..................       1,053,000        *     1,053,000       36,826       36,826
Smith Barney Convertible
 Fund...................       3,000,000      2.4     3,000,000      104,918      104,918
CFW-C, L.P. ............       2,500,000     2.00     2,500,000       87,431       87,431
Highbridge Capital
 Corp. .................          80,000        *        80,000        2,797        2,797
Worldwide Transactions
 Ltd. ..................         184,000        *       184,000        6,434        6,434
                            ------------           ------------    ---------    ---------
  Total.................    $111,095,000   88.876  $111,095,000    3,885,265    3,885,265
                            ============           ============    =========    =========

--------
*Less than 1%
(1)All share amounts set forth represent less than 1% of the outstanding Class A Common Stock.

(2) Reflects the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. Assumes conversion into Class A Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion rate and the offering of such shares by such Selling Securityholder pursuant to this Prospectus. See "Description of Notes-- Conversion Rights."

  Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution." Such sales would affect the data in the table above.

  Only Selling Securityholders identified above who beneficially own the Notes and Common Stock set forth opposite each such Selling Securityholder's name in the foregoing table on the effective date of the Registration Statement may sell such Notes and Common Stock pursuant to this Prospectus. The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in supplements to this Prospectus.

  The Company has agreed to pay the cost of the registration of the Securities and the preparation of this Prospectus and the Registration Statement under which it is filed. See "Description of Notes--Registration Rights Agreement." The Selling Securityholders are responsible for any underwriting discounts and commissions relating to the Securities to be sold by the Selling Securityholders.

                             PLAN OF DISTRIBUTION

  The Notes were issued to the Selling Securityholders in connection with an underwritten private placement. The Company entered into the Registration Rights Agreement with the Initial Purchasers for the benefit of holders of the Notes to register their Notes and such Common Stock under the Securities Act under certain circumstances and at certain times. The Registration Rights Agreement provides for cross-indemnification of the Selling Securityholders and the Company for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of the registration of the Notes and such Common Stock.

  The Notes and the underlying Common Stock may by sold from time to time by the Selling Securityholders. The Selling Securityholder may from time to time sell all or a portion of the Securities in one or more transactions (which may involve one or more block transactions) on the exchange on which the Securities are traded, if any, in the over-the-counter market, in separately negotiated transactions or in a combination of such transactions; each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; some or all of the Securities may be sold through brokers acting on behalf of the Selling Securityholder or to dealers or underwriters for resale by such dealers or underwriters; and in connection with such sales such brokers, dealers and underwriters may receive compensation in the form of discounts or commissions from the Selling Securityholder and may receive commissions from the purchasers of Shares for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved). Any broker or dealer participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this Prospectus to any person who purchases any of the Securities from or through such broker or dealer.

  In connection with any sales through a broker, such broker may act as agent for the Selling Securityholder or may purchase from the Selling Securityholder all or a portion of such Securities as principal. Securities sold by a broker may be made in one or more of the following transactions: (i) block transactions (which may involve crosses) in which a broker may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any broker as principal and resale by such broker for its own account; (iii) an exchange distribution or a secondary distribution in accordance with applicable NYSE rules; (iv) ordinary brokerage transactions and transactions in which any broker solicits purchasers; (v) sales "at the market" to or through the market maker or into an existing trading market, on an exchange or otherwise, for such Securities; and (vi) sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers.

  The Company will use its best efforts to keep the Registration Statement of which this Prospectus is a part effective for a period of two years from March 30, 1998, or until the Registration Statement is no longer required for transfer of the Notes or the underlying Common Stock. The Company is permitted to suspend the use of this Prospectus in connection with the sales of Notes and the underlying Common Stock by holders upon the happening of certain events or if there exists any fact that makes any statement of material fact made in this Prospectus untrue or that requires the making of additions to or changes in the Prospectus in order to make the statements herein not misleading until such time as the Company advises the Selling Securityholders that use of the Prospectus may be resumed. Pursuant to the terms of the Registration Rights Agreement, the Company has agreed to pay the cost of the registration of the Securities and the preparation of this Prospectus and the Registration Statement under which it is filed. The expenses so payable by the Company are estimated to be approximately $82,000.

  In order to comply with the securities laws of certain states, if applicable, the Notes and the underlying Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Notes and the underlying Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

  Any Securities covered by this Prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There can be no assurance that any Selling Securityholder will sell any or all of the Notes or the underlying Common Stock described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.

                                 LEGAL MATTERS

  Certain legal matters regarding the validity of the Notes and the shares of Common Stock issuable upon the conversion of the Notes will be passed upon for the Company by Kirkland & Ellis, New York, New York (a partnership which includes professional corporations). Mr. Glen E. Hess has been a director of the Company since 1983. Mr. Hess's professional corporation is a partner of Kirkland & Ellis, a law firm which since 1978 has performed significant legal services for the Company.

                                    EXPERTS

  The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESEN-TATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE SELL-ING SECURITYHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                ---------------

                               TABLE OF CONTENTS

Special Note Regarding Forward-Looking Statements...........................   2
Available Information.......................................................   2
Incorporation of Certain Documents by Reference.............................   2
The Company.................................................................   4
Risk Factors................................................................   6
Use of Proceeds.............................................................  11
Ratio of Earnings to Fixed Charges..........................................  11
Capitalization..............................................................  12
Description of Notes........................................................  13
Description of Capital Stock................................................  22
Certain United States Federal Income Tax Consequences.......................  24
Selling Securityholders.....................................................  31
Plan of Distribution........................................................  33
Legal Matters...............................................................  34
Experts.....................................................................  34

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               $111,095,000

                           [LOGO](TM) ALPHARMA(TM)

                 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2005

                                ---------------

                                   PROSPECTUS
                                ---------------




                                        , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the expenses of the Registrant in connection with the registration of the securities being registered, other than underwriting discounts and commissions. All such amounts are estimates, other than the fees payable to the Commission and the NYSE.

     Securities and Exchange Commission registration fee............... $32,774
     NYSE listing fee..................................................   3,400
     Legal fees and expenses...........................................  30,000
     Accounting fees and expenses......................................  15,000
     Miscellaneous.....................................................     826
                                                                        -------
       Total........................................................... $82,000
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Restated Certificate of Incorporation of the Registrant provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

  Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation. The Restated Certificate of Incorporation of the Registrant provide for indemnification of its directors and officers to the fullest extent permitted by applicable law.

ITEM 16. EXHIBITS.

  The following exhibits are filed pursuant to Item 601 of Regulation S-K:

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   1.1   Purchase Agreement, dated as of March 25, 1998, by and among the
         Company, SBC Warburg Dillon Read Inc., CIBC Oppenheimer Corp. and
         Cowen & Company (incorporated by reference to Exhibit 1.1 of the
         Company's Form 8-K, dated as of March 30, 1998 (the "March Form 8-
         K")).
   2.1   Agreement for the sale and purchase of the issued share capital of Cox
         Investments Limited, dated April 30, 1998 between Hoechst AG, Alpharma
         (U.K.) Limited, and Alpharma Inc. (incorporated by reference to
         Exhibit 2.1 of the Company's Form 8-K, dated as of May 7, 1998).
   4.1   Indenture, dated as of March 30, 1998, by and among the Company and
         First Union National Bank, as trustee, with respect to the 5 3/4%
         Convertible Subordinated Notes due 2005 (incorporated by reference to
         Exhibit 4.1 of the March Form 8-K).
   4.2   Registration Rights Agreement, dated as of March 25, 1998, by and among the Company, SBC Warburg Dillon Read Inc., CIBC Oppenheimer
         Corp. and Cowen & Company (incorporated by reference to Exhibit 4.1 of the March Form 8-K).
   5.1   Opinion of Kirkland & Ellis regarding legality of securities being registered.
  12.1   Statements regarding computation of ratio of earnings to fixed charges.
  23.1   Consent of PricewaterhouseCoopers LLP.
  23.2   Consent of Kirkland & Ellis--included in Exhibit 5.1.
  24.1   Powers of Attorney included in Part II of Registration Statement.
  25.1   Form T-1.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF FORT LEE, NEW JERSEY, AS OF AUGUST , 1998.

                                          ALPHARMA INC.

                                                 /s/ Jeffrey E. Smith
                                          By: _________________________________
                                                     JEFFREY E. SMITH
                                            EXECUTIVE VICE PRESIDENT AND CHIEF
                                                     FINANCIAL OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO THE NO. 1 REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND AS OF THE DATES INDICATED.

              SIGNATURE                         TITLE
                                                                     DATE

         * Einar W. Sissener            Chairman, Chief         August  , 1998
-------------------------------------   Executive  Officer
          EINAR W. SISSENER             and Director

          * Gert W. Munthe              President and Chief     August  , 1998
-------------------------------------    Operating Officer
           GERT W. MUNTHE               (as of  May 1, 1998)
                                        and Director

        /s/ Jeffrey E. Smith            Vice President,         August  , 1998
-------------------------------------   Finance and  Chief
          JEFFREY E. SMITH              Financial Officer

           *  I. Roy Cohen              Director                August  , 1998
-------------------------------------
            I. ROY COHEN

           * Thomas Gibian              Director                August  , 1998
-------------------------------------
            THOMAS GIBIAN

              SIGNATURE                         TITLE                DATE

           * Glen E. Hess               Director                August  , 1998
-------------------------------------
            GLEN E. HESS

         * Erik G. Tandberg             Director                August  , 1998
-------------------------------------
          ERIK G. TANDBERG

         * Peter G. Tombros             Director                August  , 1998
-------------------------------------
          PETER G. TOMBROS

          * Erik Hornnaess              Director                August  , 1998
-------------------------------------
           ERIK HORNNAESS

         * Oyvin A. Broymer             Director                August  , 1998
-------------------------------------
          OYVIN A. BROYMER

* Signed by attorney-in-fact

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
 1.1     Purchase Agreement, dated as of March 25, 1998, by and among the
         Company, SBC Warburg Dillon Read Inc., CIBC Oppenheimer Corp. and
         Cowen & Company (incorporated by reference to Exhibit 1.1 of the
         Company's Form 8-K, dated as of March 30, 1998 (the "March Form 8-
         K")).*
 2.1     Agreement for the sale and purchase of the issued share capital of Cox
         Investments Limited, dated April 30, 1998 between Hoechst AG, Alpharma
         (U.K.) Limited, and Alpharma Inc. (incorporated by reference to
         Exhibit 2.1 of the Company's Form 8-K, dated as of May 7, 1998).*
 4.1     Indenture, dated as of March 30, 1998, by and among the Company and
         First Union National Bank, as trustee, with respect to the 5 3/4%
         Convertible Subordinated Notes due 2005 (incorporated by reference to
         Exhibit 4.1 of the March Form 8-K).*
 4.2     Registration Rights Agreement, dated as of March 25, 1998, by and among the Company, SBC Warburg Dillon Read Inc., CIBC Oppenheimer
         Corp. and Cowen & Company (incorporated by reference to Exhibit 4.1 of the March Form 8-K).*
 5.1     Opinion of Kirkland & Ellis regarding legality of securities being registered.*
 12.1    Statements regarding computation of ratio of earnings to fixed charges.*
 23.1    Consent of PricewaterhouseCoopers LLP.
 23.2    Consent of Kirkland & Ellis--included in Exhibit 5.1.*
 24.1    Powers of Attorney included in Part II of Registration Statement.*
 25.1    Form T-1.*

--------

 * Previously filed

** Filed herewith